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                                   EXHIBIT 16





                               September 17, 2001


Securities and Exchange Commission
Washington, DC  20549

     We were previously the independent accountants for Northern Star Financial, Inc., and on August 31, 2001, we reported on the consolidated financial statements of Northern Star Financial, Inc. and subsidiary as of and for the two years ended June 30, 2001. On September 15, 2001, we were dismissed as independent accountants of Northern Star Financial, Inc.

     We have read Northern Star Financial, Inc.'s statements included under Item 4(A) of its Form 8-K dated September 15, 2001, and we agree with such statements.

                                       /s/ Bertram Cooper & Co., LLP

                                       Bertram Cooper & Co., LLP